Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
	Tel: +1.650.328.4600	Fax: +1.650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Doha	Orange County
February 17, 2009	Dubai	Paris
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Madrid	Singapore
	Milan	Tokyo
	Moscow	Washington, D.C.

InterMune, Inc.

3280 Bayshore Boulevard

Brisbane, CA 94005

Re:	Registration Statement No. 333-139713 on Form S-3; 4,025,000 shares of Common Stock, par value $0.001 per share.

Ladies and Gentlemen:

We have acted as special counsel to InterMune, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 4,025,000 shares of common stock, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2006 (File No. 333–139713) (the “Registration Statement”), a base prospectus dated January 22, 2007 (the “Base Prospectus”), a prospectus supplement dated February 12, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) and an underwriting agreement dated February 12, 2009 between UBS Securities LLC and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares has been duly authorized by all necessary corporate action of the Company and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefore in the name or on behalf of the purchasers, and

February 17, 2009

have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued and fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated February 12, 2009 and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP